Exhibit 23.1

17506 Colima Road, Suite 101 Rowland Heights, CA 91748 Tel: +1 (626)581-0818 Fax: +1 (626) 581-0809

Consent of Independent Registered Public Accounting Firm

RYVYL Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dual dated of April 17, 2023, and August 9, 2023, relating to the consolidated financial statements of RYVYL Inc. as of and for the years ended December 31, 2022 and 2021, which is included in the Annual Report on the Form 10-K/A filed on August 10, 2023.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Simon & Edward, LLP

Rowland Heights, California

November 7, 2023